Exhibit (a)(5)

Serena Software Stockholders Approve Merger Agreement with Silver Lake Partners

SAN MATEO, Calif.—(BUSINESS WIRE)—March 9, 2006—Serena Software, Inc. (NASDAQ:SRNA—News), the leader in Change Governance, today announced that its stockholders voted to adopt the merger agreement providing for the acquisition of Serena by Silver Lake Partners at a special meeting of Serena’s stockholders held today.

The proposed merger was announced on November 11, 2005, and is expected to close on March 10, 2006, pending the satisfaction or waiver of all the closing conditions set forth in the merger agreement. Serena expects that its stock will cease trading on the NASDAQ National Market at market close on March 10, 2006. Under the terms of the merger agreement, Serena stockholders will receive $24.00 per share in cash, without interest, for each share of Serena common stock.

About Serena Software, Inc.

With more than 25 years of experience in managing change throughout the IT environment, Serena Software provides Change Governance software to help global 2000 organizations visualize, orchestrate and enforce effective business processes throughout the IT lifecycle. More than 15,000 organizations around the world, including 96 of the Fortune 100, leverage Serena’s integrated change management framework to manage costs, ensure consistent quality of service, mitigate business risks and ultimately profit from change. Serena is headquartered in San Mateo, California, with offices throughout the U.S., Europe, and Asia Pacific. For more information, please visit www.serena.com.

About Silver Lake Partners

Silver Lake Partners is the leading private equity firm focused exclusively on large-scale investing in technology and related growth industries. Silver Lake seeks to achieve superior returns by investing with the strategic insight of an experienced industry participant, the operating skill of a world-class manager, and the financial expertise of a disciplined private equity investor. Specifically, Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. Its portfolio companies include technology industry leaders such as Avago (formerly Agilent’s Semiconductor Products Group), Business Objects, Flextronics, Gartner, Instinet, NASDAQ, Network General, Seagate Technology, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

Additional Information and Where to Find It

In connection with the proposed merger, on February 2, 2006, Serena filed a definitive Proxy Statement for its Special Meeting of Stockholders with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Serena at the Securities and Exchange Commission’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Serena Software Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

This press release contains “forward-looking statements” under the Private Securities Reform Act of 1995 that involve risks, uncertainties and assumptions. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Serena and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including predictions regarding the occurrence and timing of the closing of the merger, and statements of assumptions underlying the foregoing.

The risks, uncertainties and assumptions referred to above include the possibility that the merger may not close or that Serena or Spyglass Merger Corp. may not complete pre-closing preparations by the expected time and other risks that are described from time to time in Serena’s Securities and Exchange Commission reports, including but not limited to Serena’s quarterly reports on Form 10-Q, as filed on June 9, 2005, September 9, 2005 and December 9, 2005, for the quarters ended April 30, 2005, July 31, 2005 and October 31, 2005, respectively, and subsequently filed reports.

Serena assumes no obligation and does not intend to update these forward-looking statements.

Contact:

For Serena Software, Inc.:

Robert I. Pender, Jr., 650-522-6604

or

Citigate Sard Verbinnen

Victoria Hofstad, 212-687-8080

or

For Silver Lake Partners:

Citigate Sard Verbinnen

Matt Benson, 212-687-8080

Elizabeth Hanahan, 415-618-8750

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